Exhibit 8(yyy)
SHAREHOLDER SERVICES AGREEMENT
     This Agreement is made as of December 28, 2007, by and between Van Kampen Funds Inc. (the “Distributor”), a Delaware company, and Merrill Lynch Life Insurance Company (the “Company”), an Arkansas life insurance company.
     WHEREAS, the Company has entered into a Participation Agreement dated October 11, 2002 with Van Kampen Equity Trust, Van Kampen Comstock Fund and Van Kampen Equity and Income Fund (each a “Fund,” collectively the “Funds”), each an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with respect to the purchase of class A shares (“Shares”) of one or more series of the Funds (each a “Portfolio”) by certain separate accounts of the Company (“Accounts”); and
     WHEREAS, the Distributor serves as the distributor to the Funds; and
     WHEREAS, the Company desires to provide certain shareholder services to owners (“Contract Owners”) of variable life insurance policies or variable annuity contracts (“Contracts”) in connection with their allocation of contract values to the Portfolios and Distributor desires Company to provide such services, subject to the conditions of this Agreement; and
     WHEREAS, each Fund has adopted a shareholder service plan (“Service Plan”) which among other things, authorizes the Distributor to enter into agreements with organizations such as Company and to compensate such organizations.
     NOW, THEREFORE, in consideration of mutual covenants contained in this Agreement, the Distributor and the Company agree as follows:
      1. Services of Company.
          (a) The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the Shares of the Portfolios: delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials to prospective and existing Contract Owners; providing educational materials regarding the Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the provision of shareholder services; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner recordkeeping and similar administrative services.
          (b) The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Contract Owners.
          (c) The Company will furnish to the Distributor, the Fund, or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Fund’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

      2. Maintenance of Records.
          The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or a Fund, Company shall provide Distributor, the Fund, or the representative of either, copies of all such records.
      3. Fees.
          In consideration of the Company’s performance of the services described in this Agreement, Distributor shall pay to the Company a quarterly fee (“Servicing Fee”) calculated as follows: the average daily aggregate amount invested during the calendar quarter by the Company in the Shares of each Portfolio that are attributable to the Contracts is multiplied by a pro rata fee factor. The pro rata fee factor is calculated by: (a) dividing the per annum factor set forth in the prospectus for the Shares of each Portfolio (as amended from time to time) by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable quarter. As of the date of this Agreement, the per annum factor set forth in the prospectuses of the relevant Funds is .25% (25 basis points). The fee payable hereunder is subject to adjustment based on changes to the per annum factor from time to time, as set forth in the prospectuses. The average daily aggregate amount invested in the Fund over a one-quarter period shall be computed by totaling the aggregate investment (Share net asset value multiplied by total number of Shares of each Portfolio held by the Company) at the end of each business day during the quarter and dividing by the total number of business days during such quarter.
          Such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor and such other supporting data as may be reasonably requested by the Company. If the amount paid by the Distributor is different than the amount invoiced by Company, the parties will resolve any such discrepancy as expeditiously as possible.
          Payment of fees under this Agreement shall be made to Company in accordance with Company procedures. Company may amend such procedures and in the event of such amendment will provide sufficient notice to the paying entity.
     4. Representations, Warranties and Agreements.
          The Company represents, warrants, and covenants that if required by applicable law, the Company will disclose to each Contract Owner the existence of the Servicing Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law.
          The Distributor represents and warrants that it is a broker-dealer registered under the Securities Exchange Act of 1934 and it is authorized by each Fund’s Board of Directors to enter into this Agreement.
      5. Termination.
          (a) Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio until the next September 30th and will continue thereafter only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the Service Plan relating to such Portfolio or any agreement relating to such

Service Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.
          (b) This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) or termination of the Service Plan with respect to such Portfolio. This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon sixty (60) days’ prior written notice to the other party. This Agreement may also be terminated with respect to any Portfolio at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the Service Plan relating to such Portfolio or any agreement relating to such Service Plan, including this Agreement, or by a vote of a majority of the Shares of such Portfolio on 60 days’ written notice.
          (c) In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.
      6. Miscellaneous.
          (a) No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.
          (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.
          (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, exclusive of conflicts of laws.
          (d) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
          (e) This Agreement replaces, in its entirety, the Shareholder Services Agreement, dated as of October 11, 2002, by and between the Distributor and the Company.

VAN KAMPEN FUNDS INC.		MERRILL LYNCH LIFE INSURANCE COMPANY

By:	/s/ Michael P. Kiley	By:	/s/ Lonny J Olejniczak

	Name: Michael P. Kiley Title: President & Chief Executive Officer		Name: Lonny J Olejniczak Title: President

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